EXHIBIT 99.1

COMPAQ COMPUTER CORPORATION        P.O. BOX 692000                NEWS RELEASE
NORTH AMERICA PUBLIC RELATIONS     HOUSTON, TEXAS  77269-2000
                                   TEL 281-514-0484
                                   FAX 281-514-4583

                                   HTTP://WWW.COMPAQ.COM



[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE
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              DIGITAL SHAREHOLDERS APPROVE ACQUISITION BY COMPAQ

 ...Largest acquisition in the history of the computer industry will deliver global services and support, best of breed partnerships and unique leadership products for enterprise customers...

     Westford, Mass., June 11, 1998 - Shareholders of outstanding common stock of Digital Equipment Corporation (NYSE: DEC) voted to approve the acquisition by Compaq Computer Corporation (NYSE: CPQ) at a special meeting this morning in Westford, Mass. The acquisition is effective today.

As a result of the acquisition, Compaq will issue approximately $4.5 billion in cash and approximately 141 million shares of Compaq stock, based on an exchange rate of $30.00 in cash and .945 shares of Compaq stock for each common share of Digital.

"Digital shareholders recognize the significant value of this acquisition," said Eckhard Pfeiffer, Compaq's President and Chief Executive Officer. "The acquisition of Digital reinforces Compaq's global leadership in enterprise computing. Compaq is committed to delivering high customer value through standards-based enterprise computing with world class service and support."

As of the close of the stock market on June 11, 1998, Digital common stock will stop trading on the New York Stock Exchange. Additional information regarding the acquisition and the transaction will be distributed to all Digital common shareholders within the next several days.

Compaq will host a financial analyst meeting this afternoon in New York. Compaq will also host a press conference at 10 a.m. EDT on Friday, June 12, 1998, at Cipriani Hall, located at 55 Wall Street, New York City.


COMPANY BACKGROUND

     Compaq Computer Corporation, the world's largest computer manufacturer, is a Fortune Global 200 company and the largest global supplier of personal computers. Founded in 1982, Compaq develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs. The company is a leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations are available by calling 1-800-345-1518.

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Compaq,  Registered  U.S. Patent and Trademark Office. Digital is a registered trademark of Digital Equipment Corporation. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For  further  editorial  information,  contact:
Compaq Computer Corporation          Jim Finlaw        281-514-6137
jim.finlaw@compaq.com
Miller/Shandwick Technologies        Mark Ostermann    281-514-5893
mark.ostermann@compaq.com

For  investor  information,  contact:
Compaq Investor Relations            281-514-9549  or  800-433-2391